EXHIBIT 99.1

Skyworks Media Relations:	Skyworks Investor Relations:
Lisa Briggs (949) 231-4553	Thomas Schiller (949) 231-4700

Skyworks Improves Upon Level of Operating Profitability and
Delivers on Guidance

Gross Margin Exceeds 40 Percent

WOBURN, Mass., April 16, 2003 – Skyworks Solutions, Inc. (Nasdaq: SWKS), the industry’s leading wireless semiconductor company focused on radio frequency (RF) and complete cellular system solutions for mobile communications applications, today announced revenues of $157.4 million for the second fiscal quarter ended March 28, 2003, up 22 percent versus combined company revenues of $128.5 million in the same period last year and compared to $160.2 million in the first fiscal quarter.

        Pro forma operating income was $4.0 million as compared to combined company losses of $22.7 million in the same period last year and $3.7 million of operating income last quarter. Second quarter fiscal 2003 pro forma loss per share was $0.01 and in-line with consensus estimates.

        Operating loss in accordance with GAAP for the second fiscal quarter was $0.9 million, which includes amortization of intangible assets and costs to implement consolidations. GAAP loss per share was $0.04.

        “Despite the seasonally weak March quarter, Skyworks was able to maintain revenues in our wireless business driven by the ramp of new design wins, particularly within our direct conversion transceiver and cellular systems product areas, resulting in capture of an increasing amount of semiconductor content within the handset,” said David J. Aldrich, Skyworks’ president and chief executive officer. “At the same time, we leveraged our module manufacturing capability and low cost structure to achieve gross margin of 44 percent in our wireless business and 40 percent on an aggregate basis, yielding a higher level of operating profitability.”

Business Accomplishments

  Completed all facility consolidations and shifted GaAs HBT production from Sunnyvale, Calif. to Newbury Park, Calif. and manufacturing from Haverhill, Mass. to Mexicali, Mexico
  Reduced Mexicali cycle times to less than five days
  Maintained module manufacturing yields of greater than 95 percent
  Expanded gross margin by 270 basis points sequentially to 40 percent on an aggregate basis and to 44 percent when excluding assembly and test service revenues

Product Highlights

Front-End Modules

  Introduced the world’s most highly integrated RF transmit front-end module for quad-band GSM/GPRS cellular handsets, combining the company’s power amplifier (PA) and switch functions into a single low-cost module
  Scored 20 design wins based on the company’s quad-band GSM/GPRS 8mm x 10mm iPAC™ PA module
  Launched the industry’s smallest 3mm x 3mm PA modules for CDMA cellular handsets, PCS and wireless local loop applications

RF Subsystems

  Delivered record single-chip direct conversion transceiver unit shipments
  Qualified complete GSM/GPRS RF subsystem with the new Intel(R)PXA800F cellular processor
  Secured initial design wins for the GSM/GPRS Single Package Radio™ Solution, the world’s first complete handset radio system that fits into a single, dime-sized package

Cellular Systems

  Increased complete cellular systems chipset units by 15 percent sequentially
  Captured 5 additional OEM, ODM and contract manufacturer customers
  Unveiled a GSM/GPRS three-chip system solution incorporating a baseband processor, mixed-signal device and Single Package Radio

Third Quarter Fiscal 2003 Outlook

        “Although we enter the June quarter with strong design win momentum, given the current economic environment, coupled with reported wireless softness in China, Korea and India, we are planning for June quarterly revenues within our wireless business to be flat to down five percent sequentially,” said Paul E. Vincent, Skyworks’ chief financial officer. “In parallel, per our supply agreement with Conexant and based on their outsourcing needs, we anticipate that revenue from our assembly and test operation will be approximately $11 million, versus $13 million in the March quarter.

        “Operationally, we expect our gross margin to be roughly 41 to 42 percent within our wireless business and 38 percent on an aggregate basis. Meanwhile, we are projecting operating expenses to decline to slightly less than $57 million as we continue to execute on our cost reduction initiatives and tap additional merger synergies. In turn, during a time of market uncertainty, we intend to maintain operating profitability,” Vincent concluded.

Skyworks’ Second Quarter Conference Call

        Skyworks will host a conference call at 5:00 p.m. Eastern Time today to discuss second quarter fiscal year 2003 financial results. To listen to the call via telephone, please dial (888) 207-9995 (domestic) or (334) 323-9852 (international), password Skyworks. To listen to the call over the Internet, please visit the “Investor Relations” section of Skyworks’ Web site at www.skyworksinc.com or www.companyboardroom.com. The webcast will be recorded and available for replay on Skyworks’ Web site until 9:00 p.m. Eastern Time, April 23, 2003.

About Skyworks

        Skyworks Solutions, Inc. is the industry’s leading wireless semiconductor company focused on RF and complete cellular system solutions for mobile communications applications. The company began operations in June 2002, following the completion of the merger between Alpha Industries, Inc. and Conexant Systems, Inc.‘s wireless communications business. Skyworks is focused on providing front-end modules, RF subsystems and cellular systems to wireless handset and infrastructure customers worldwide.

        Skyworks is headquartered in Woburn, Mass., with executive offices in Irvine, Calif. The company has design, engineering, manufacturing, marketing, sales and service facilities throughout North America, Europe, Japan and Asia Pacific. For more information please visit www.skyworksinc.com.

Safe Harbor Statement

        This news release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information relating to future results of Skyworks (including certain projections and business trends). Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “believes,” “plans,” “may,” “will,” “continue,” similar expressions, and variations or negatives of these words. All such statements are subject to certain risks and uncertainties that could cause actual results to differ materially and adversely from those projected, and may affect our future operating results, financial position and cash flows.

        These risks and uncertainties include, but are not limited to: global economic and market conditions, such as the cyclical nature of the semiconductor industry and the markets addressed by the company’s and its customers’ products; demand for and market acceptance of new and existing products; the ability to develop, manufacture and market innovative products in a rapidly changing technological environment; the ability to compete with products and prices in an intensely competitive industry; product obsolescence; losses or curtailments of purchases from key customers or the timing of customer inventory adjustments; the timing of new product introductions; the availability and extent of utilization of raw materials, critical manufacturing equipment and manufacturing capacity; pricing pressures and other competitive factors; changes in product mix; fluctuations in manufacturing yields; the ability to continue to grow and maintain an intellectual property portfolio and obtain needed licenses from third parties; the ability to attract and retain qualified personnel; labor relations of the company, its customers and suppliers; economic, social and political conditions in the countries in which Skyworks, its customers or its suppliers operate, including security risks, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates; and the uncertainties of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in the company’s Securities and Exchange Commission filings.

        These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

        Note to editors: iPAQ, Single Package Radio, Skyworks and Skyworks Solutions are trademarks or registered trademarks of Skyworks Solutions, Inc. or its subsidiaries in the U.S. and in other countries. All other brands and names listed are trademarks of their respective companies.

SKYWORKS SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)	Three Months Ended
(in thousands, except per share data)	Pro Forma March 28, 2003	Pro Forma Adjustments	GAAP March 28, 2003	GAAP March 29, 2002
Net sales	$157,364	$--	$157,364	$100,356
Cost of sales	93,845	--	93,845	70,923
Research and development expenses	40,109	--	40,109	31,620
Selling and administrative expenses	19,386	3,849 [a]	23,235	11,431
Amortization of intangible assets	--	1,108	1,108	4,007

Operating income (loss)	4,024	(4,957)	(933)	(17,625)

Interest expense	5,047	--	5,047	--
Other income, net	626	--	626	7

Income (loss) before income taxes	(397)	(4,957)	(5,354)	(17,618)
Provision for income taxes	601	--	601	721

Net income (loss)	$(998)	$(4,957)	$(5,955)	$(18,339)

Net income (loss) per share, basic	$(0.01)		(0.04)

Net income (loss) per share, diluted	$(0.01)		(0.04)

Weighted average shares, basic	138,141		138,141

Weighted average shares, diluted	138,141		138,141

[a]     Represents certain costs incurred to implement consolidations.

Basis of Presentation — The above operating results for the three months ended March 29, 2002 reflect the application of reverse merger accounting principles under GAAP which provide that the historical results of Conexant Systems, Inc.‘s wireless communications business be treated as the historical results of the Company.

The pro forma presentation above and the supplemental information below are not intended to present results of operations in accordance with GAAP. However, the Company believes this information is useful in understanding the results of operations because the Company does not believe the costs in the pro forma adjustments column to be indicative of the Company’s ongoing operations. Accordingly, the Company measures its operating profitability on a pro forma operating income basis.

Supplemental Information — The following table sets forth revenue and operating results for the eight previous fiscal quarters, excluding amortization of intangible assets, costs to implement consolidations and one-time items, assuming Alpha Industries, Inc. and Conexant Systems, Inc.‘s wireless business had been combined for all periods presented. (See attached reconciliation to GAAP):

(unaudited) (in millions)
	Quarter ended	Revenue	Operating income (loss)
	March 2003	$157.4	$4.0
	December 2002	$160.2	$3.7
	September 2002	$150.7	$0.5
	June 2002	$137.0	$(19.0)
	March 2002	$128.5	$(22.7)
	December 2001	$126.9	$(30.8)
	September 2001	$99.4	$(23.1)
	June 2001	$83.3	$(59.4)

	Six Months Ended
(unaudited) (in thousands, except per share data)	Pro Forma March 28, 2003	Pro Forma Adjustments		GAAP March 28, 2003	GAAP March 29, 2002
Net sales	$317,558	$--		$317,558	$194,116
Cost of sales	193,724	(4,805	) [a]	188,919	148,729
Research and development expenses	77,410	--		77,410	63,801
Selling and administrative expenses	38,681	4,806	[b]	43,487	22,067
Amortization of intangible assets	--	2,235		2,235	7,944

Operating income (loss)	7,743	(2,236)		5,507	(48,425)

Interest expense	10,781	--		10,781	--
Other income, net	1,449	--		1,449	59

Income (loss) before income taxes	(1,589)	(2,236)		(3,825)	(48,366)
Provision for income taxes	1,339	--		1,339	4,270

Net income (loss)	$(2,928)	$(2,236)		$(5,164)	$(52,636)

Net income (loss) per share, basic	$(0.02)			$(0.04)

Net income (loss) per share, diluted	$(0.02)			$(0.04)

Weighted average shares, basic	138,019			138,019

Weighted average shares, diluted	138,019			138,019

[a]     Represents a change in the estimate of certain merger-related reserves.

[b]     Represents certain costs incurred to implement consolidations.

SKYWORKS SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS

(unaudited) (in thousands)	March 28, 2003	Sept 27, 2002
Assets
Current assets:
Cash, cash equivalents and short-term investments	$84,327	$53,358
Accounts receivable, net	122,127	94,425
Inventories	56,821	55,643
Prepaid expenses and other current assets	18,322	23,970
Property, plant and equipment, net	151,761	143,773
Goodwill and intangible assets, net [a]	939,906	940,686
Other assets	47,789	35,057

Total assets	$1,421,053	$1,346,912

Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$99	$129
Accounts payable	69,332	45,350
Accrued liabilities and other current liabilities	58,961	102,148
Long-term debt	275,000	180,039
Other long-term liabilities	4,320	4,270
Stockholders' equity	1,013,341	1,014,976

Total liabilities and equity	$1,421,053	$1,346,912

[a]     The Company has adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” As a result of the adoption of SFAS No. 142, the Company is required to evaluate for impairment goodwill and intangible assets that have indefinite lives. Based on an initial evaluation, the Company has determined that its goodwill and intangible assets are impaired and expects to record a significant non-cash charge to earnings in the second half of fiscal 2003. The amount of this charge has not yet been determined.

SKYWORKS SOLUTIONS, INC.
RECONCILIATION OF SUPPLEMENTAL INFORMATION TO GAAP

(unaudited)
(in millions)

Revenue
Quarter ended	Supplemental information	Less: Alpha (1)	GAAP
March 2003	$157.4	$--	$157.4
December 2002	160.2	--	160.2
September 2002	150.7	--	150.7
June 2002	137.0	24.0	113.0
March 2002	128.5	28.1	100.4
December 2001	126.9	33.1	93.8
September 2001	99.4	33.0	66.4
June 2001	83.3	32.3	51.0

Operating income (loss)
Quarter ended	Supplemental information	Less: Alpha (1)	Adjustments (2)	GAAP
March 2003	$4.0	$--	$(4.9)	$(0.9)
December 2002	3.7	--	2.7	6.4
September 2002	0.5	--	2.4	2.9
June 2002	(19.0)	(9.1)	(196.0)	(205.9)
March 2002	(22.7)	(13.7)	(8.6)	(17.6)
December 2001	(30.8)	(6.1)	(6.1)	(30.8)
September 2001	(23.1)	(5.3)	(4.3)	(22.1)
June 2001	(59.4)	(7.7)	(90.4)	(142.1)

(1)	The supplemental information assumes Alpha and Conexant’s wireless business had been combined for all periods presented. The GAAP results reflect the application of reverse merger accounting principles which provide that the historical results of Conexant’s wireless business be treated as the historical results of the combined entity. Therefore, the GAAP results reflect the Conexant wireless business only for all periods through June 25, 2002, the date the merger closed, and combined results for all periods thereafter.

(2)	These amounts consist primarily of costs incurred to implement consolidations, the recording of and changes in estimates of merger-related and restructuring expenses and reserves, purchased in-process research and development, write-downs of goodwill and manufacturing assets, and amortization of intangible assets.